Exhibit 99.1

NEWS RELEASE

CONTACTS:	Allergan:
Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Mark Marmur
(862) 261-7558

Allergan Announces Updated Second-Half 2015 Continuing Operations Financial Forecast

- Continued Strong Execution Positions Company for Continued Growth in 2015 and Expanded Growth in 2016 and Beyond –

- Powerful Financial Profile and Strong Product Revenue Growth to Drive Long-Term Sustainable Performance —

DUBLIN, IRELAND – September 28, 2015 – Allergan plc (NYSE: AGN), a leading global pharmaceutical company, today announced its updated second-half 2015 continuing operations financial forecast. The forecast reflects adjustments for the upcoming expected discontinued operations as a result of the previously announced divestiture of its Global Generics business to Teva Pharmaceuticals. The Company intends to begin reporting its Global Generics business as discontinued operations with its third quarter 2015 results. The transaction with Teva is expected to close in the first quarter of 2016.

Continuing operations includes the U.S. Brands, U.S. Medical, International Brands and Anda distribution segments. For the second-half of 2015, Allergan expects to report non-GAAP continuing operations as follows:

•	Revenue is expected to be greater than $8 billion

•	Adjusted earnings before interest and taxes (EBIT) are expected to be between $3.8 billion and $4.0 billion

•	Non-GAAP earnings per share (EPS) are expected to be between $6.25 and $6.65

Allergan’s continuing operations forecast for the second half of 2015 includes all of the company’s non-GAAP interest expense of approximately ~$750 million.

Following the close of the divestiture of the Generics business to Teva, New Allergan expects to have a powerful financial profile to drive continued long-term growth:

•	10% branded revenue growth

•	Non-GAAP gross margins of 77% to 79% with additional long-term expansion anticipated

•	Non-GAAP SG&A as a percentage of revenue between 21-24%, declining within that range over time

•	Non-GAAP tax rate of ~15%

•	Interest expense for New Allergan will be largely dependent on capital deployment decisions following the close of the transaction

•	Commitment to investment grade ratings

“New Allergan will have strong double-digit revenue growth and will be a development powerhouse stacked with 70 mid-to-late stage R&D projects to address customer and patient needs,” said Brent Saunders, CEO and President. “The New Allergan will be lean and nimble with an expanded margin profile driven by leading brands in seven therapeutic categories, a streamlined operating model with one of the most efficient SG&A as a percentage of sales in the industry, a non-GAAP tax rate of approximately 15 percent, and a simplified manufacturing network globally.”

“The continued robust performance of our overall business and strong mid-to-late stage pipeline puts Allergan in a strong position to meet our growth targets for the remainder of the year and over the long-term.”

For additional information please refer to our Investor FAQ here:

http://ir.allergan.com/phoenix.zhtml?c=65778&p=irol-investorfaqs

About Allergan

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a unique, global pharmaceutical company and a leader in a new industry model – Growth Pharma. Allergan is focused on developing, manufacturing and commercializing innovative branded pharmaceuticals, high-quality generic and over-the-counter medicines and biologic products for patients around the world.

Allergan markets a portfolio of best-in-class products that provide valuable treatments for the central nervous system, eye care, medical aesthetics, gastroenterology, women’s health, urology, cardiovascular and anti-infective therapeutic categories, and operates the world’s third-largest global generics business, providing patients around the globe with increased access to affordable, high-quality medicines. Allergan is an industry leader in research and development, with one of the broadest development pipelines in the pharmaceutical industry and a leading position in the submission of generic product applications globally.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives.

For more information, visit Allergan’s website at www.allergan.com.

Forward-Looking Statements

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan’s current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Allergan’s current expectations depending upon a number of factors affecting Allergan’s business. These factors include, among others, the risks associated with acquisition transactions; the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan’s products; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan’s periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (such periodic public filings having been filed under the “Allergan plc” or “Actavis plc” names) and from time to time in Allergan’s other investor communications . Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.

The following table presents a reconciliation of expected adjusted earnings before interest and taxes (EBIT) for the six months ending December 31, 2015:

Table 1

ALLERGAN PLC

ADJUSTED EBIT, RECONCILIATION TABLE

(Unaudited; in millions)

	Six Months Ending
	December 31, 2015
	Low	High
GAAP net (loss) attributable to ordinary shareholders	$(682.0)	$(517.0)
Plus:
Interest expense, net	710.0	710.0
(Benefit) / provision for income taxes	(300.0)	(265.0)

EBIT	$(272.0)	$(72.0)

Adjusted for:
Global supply chain initiative	—	—
Acquisition and licensing charges	1,015.0	1,015.0
Impairment/asset sales and related costs	(10.0)	(10.0)
Non-recurring losses (gains)	(5.0)	(5.0)
Legal settlements	7.0	7.0
Amortization	3,050.0	3,050.0
Accretion on contingent liabilities	15.0	15.0

Adjusted EBIT	$3,800.0	$4,000.0

The following table presents a reconciliation of expected adjusted earnings per share with expected GAAP earnings per share for the six months ending December 31, 2015:

Table 2

ALLERGAN PLC

NON GAAP EARNINGS, RECONCILIATION TABLE

(Unaudited; in millions except per share amounts)

	Six Months Ending
	December 31, 2015
	Low	High
GAAP to Non-GAAP net income calculation

Reported GAAP net (loss) attributable to ordinary shareholders	$(682.0)	$(517.0)
Adjusted for:
Amortization	3,050.0	3,050.0
Global supply chain initiative	—	—
Acquisition and licensing charges *	975.0	975.0
Accretion on contingent liabilities	15.0	15.0
Impairment/asset sales and related costs	(10.0)	(10.0)
Non-recurring losses (gains)	(5.0)	(5.0)
Legal settlements	7.0	7.0
Income taxes on items above	(750.0)	(750.0)

Non-GAAP net income attributable to ordinary shareholders	$2,600.0	$2,765.0

Diluted earnings per share
Diluted (loss) per share - GAAP	$(1.74)	$(1.32)

Diluted earnings per share - Non-GAAP	$6.25	$6.65

Basic weighted average ordinary shares outstanding	392.0	392.0
Effect of dilutive securities:
Dilutive shares	24.0	24.0

Diluted weighted average ordinary shares outstanding	416.0	416.0

*	Includes non-gaap interest expense, net.

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